EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MICROTEK MEDICAL HOLDINGS ANNOUNCES FIRST QUARTER 2005 RESULTS

First quarter net revenues increase 15 percent over prior year quarter to approximately $34 million
First quarter income from operations grows 44 percent over prior year quarter

ALPHARETTA, GA, May 10, 2005 – Microtek Medical Holdings, Inc. (Nasdaq: MTMD), a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry, today announced results for the first quarter ended March 31, 2005.

Highlights from the first quarter of 2005 include:

o	Net revenues increased 15 percent over the first quarter of 2004 to $33.7 million;
o	International revenues grew 123 percent over the first quarter of 2004, and grew approximately 20 percent over the first quarter of 2004 excluding revenues from the May 2004 acquisition of International Medical Products;
o	Income from operations increased 44 percent over the first quarter of 2004 to $2.7 million;
o	Operating income margin increased 25 percent over the first quarter of 2004 to 8 percent;
o	Net income for the first quarter 2005 was $2.1 million, or $0.05 per diluted share.

First quarter 2005 net revenues were $33.7 million, an increase of $4.4 million or 15.2 percent over the first quarter of 2004. Microtek Medical’s healthcare revenues totaled $32.0 million for the first quarter of 2005, an increase of $4.7 million, or 17 percent, over the 2004 quarter. Gross profit for the first quarter of 2005 was $13.7 million, or 40.7 percent of net revenues, versus $11.5 million, or 39.4 percent of net revenues, for the first quarter of 2004. Income from operations for the first quarter of 2005 was $2.7 million, or 8 percent of net revenues, as compared to $1.9 million, or 6 percent of net revenues, in the first quarter of 2004.

Commenting on the quarter, Dan R. Lee, President and CEO, said, “We are pleased to report our first quarter results, particularly the growth in our international revenues and in our income from operations. I am very encouraged by our first quarter 2005 operating income margin of 8 percent. We look to sustain our first quarter operating income improvements throughout 2005 as we seek to leverage increasing revenues and as we complete our ongoing manufacturing consolidations later this year.”

In the first quarter of 2005, the Company earned net income of $2.1 million, or $0.05 per diluted share, including foreign currency exchange losses of approximately $247 thousand, net of income taxes of $130 thousand. This compares favorably to net income of $1.7 million, or $0.04 per diluted share, for the first quarter of 2004.

At March 31, 2005, the Company had cash and investments of approximately $8.8 million, working capital (current assets minus current liabilities) of $52.2 million and more than $11 million in additional borrowing availability under its credit facility.

Mr. Lee concluded, “Our first quarter results are a very positive step toward achieving our goals for the full year of 2005. We believe Microtek Medical is well positioned for future growth based in part on our solid portfolio of innovative product solutions and our sales and marketing infrastructure. We are very optimistic about the long-term prospects for our branded, OEM and international businesses and we believe that we continue to strengthen Microtek Medical’s position as a leading supplier of high quality infection control products to hospitals and outpatient facilities worldwide.”

The Company reiterated its previously announced guidance for the full year of 2005 which forecasts 2005 net revenues in the range of $137 million to $142 million and earnings per diluted share of $0.23 to $0.25. As previously announced, this guidance excludes the effect of any future deferred income tax benefits.

Conference Call: The Company invites its shareholders and other interested parties to join its conference call which will be conducted by Dan R. Lee, President and Chief Executive Officer, and Jerry Wilson, Chief Financial Officer, at 4:30 p.m. Eastern Time on Tuesday, May 10, 2005. This conference call will be accessible to the public by calling 1-877-407-9210 (U.S.), Reference: Microtek Medical. International callers dial 1-201-689-8049. Callers should dial in approximately 10 minutes before the call begins. To access the live broadcast of the call over the Internet, go to Investor Relations page at www.MicrotekMed.com.

A conference call replay will be available through 11:59 p.m. Eastern Time on May 17, 2005 and can be accessed by calling 1-877-660-6853 (U.S.) or 1-201-612-7415 (international); for both reference conference call account #286, Conference ID #147338.

Actual Results Could Differ From Forward-Looking Statements:  This Press Release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, the Company’s statement that it is looking to sustain its first quarter operating income improvements throughout 2005 by seeking to leverage increasing revenues and completing ongoing manufacturing consolidations, the Company’s belief that it is well positioned for future growth based in part on its solid portfolio of innovative product solutions and its sales and marketing infrastructure, the Company’s statement that it is very optimistic about the long-term prospects for its branded, OEM and international businesses, the Company’s belief that it continues to strengthen Microtek Medical’s position as a leading supplier of high quality infection control products to hospitals and outpatient facilities worldwide, and the Company’s forecasted net revenues and earnings for 2005. Such statements are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ from those referred to in such statements. These risks include, without limitation, those identified in Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, including, without limitation, the risks described in Risk Factors under the captions: “Low Barriers to Entry for Competitive Products”, “Potential Erosion of Profit Margins”, “Reliance upon Distributors”, “Small Sales and Marketing Force”, “Disruption of Sales and Marketing Group”, “Reliance upon Large Customers”, “Risks of Completing Acquisitions”, “Risks of Successfully Integrating Acquisitions”, “Reliance on International Operations”, “Reliance upon Microtek”, “Reliance upon Licensee for OTI’s Operating Results”, “Dependence on Key Personnel”, “Competition”, “Product Liability”, “Regulatory Risks”, “Risks of Obsolescence” “Risks Affecting Protection of Technologies”, “Stock Price Volatility”, “Risks of Accounting for Income Taxes”, “Foreign Currency Risks”, “Risks for Increases in Costs of Raw Materials and Distribution Expenses” and “Anti-takeover Provisions”. The Company does not undertake to update its forward-looking statements to reflect future events or circumstances.

About Microtek Medical:  Microtek Medical is a leading manufacturer and supplier of innovative product solutions for patient care, occupational safety and management of infectious and hazardous waste for the healthcare industry. Headquartered near Atlanta, Georgia, the Company offers an extensive line of infection control, fluid control and safety products, such as disposable equipment and patient drapes, which are marketed to healthcare professionals through multiple channels, including direct sales, original equipment manufacturers (“OEM’s”) and private label arrangements.  Microtek Medical’s goal is to provide healthcare professionals with innovative product solutions that encompass a high-level of patient care and prevention of cross infection in operating rooms and ambulatory surgical centers worldwide.  For further information, visit www.microtekmed.com.

For More Information, Please Call (800) 476-5973
Dan R. Lee, President & CEO
Jerry Wilson, CFO
John Mills, Investor Relations InvestorRelations@microtekmed.com

-Tables Follow-

MICROTEK MEDICAL HOLDINGS, INC.
Unaudited Financial Highlights
(in thousands, except for per share data)

	Three months ended March 31,
	2005	2004
Net revenues	$33,743	$29,297
Gross profit	13,744	11,548
Operating expenses:
Selling, general and administrative	10,549	9,266
Research and development	253	262
Amortization of intangibles	246	148

Total operating expenses	11,048	9,676
Income from operations	2,696	1,872
Interest expense, net	(59)	(54)
Other income (expense), net	(271)	2

Income before income taxes	2,366	1,820
Income tax expense	(265)	(96)

Net income	$2,101	$1,724

Net income per share - basic and diluted	$0.05	$0.04

Weighted average shares outstanding - basic	43,244	42,774
Weighted average shares outstanding - diluted	44,468	44,568

Balance Sheet Data:	March 31, 2005	December 31, 2004
Cash and cash equivalents	$8,783	$8,964
Other current assets	57,577	55,366

Total current assets	66,360	64,330
Total assets	$132,224	$131,069

Current liabilities	$14,132	$15,511
Long term debt	5,344	4,984
Other liabilities	1,984	1,931

Total liabilities	21,460	22,426
Shareholders' equity	110,764	108,643

Total liabilities and shareholders' equity	$132,224	$131,069